SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2003

HEWITT ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31351	47-0851756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road; Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code)    847-295-5000

(Former name or former address, if changed since last report)    Not Applicable

Hewitt Associates, Inc.

Current Report on Form 8-K

Item 5.    Other Events

Hewitt Associates, Inc. (the “Company”) responded today to an announcement made by Millennium Chemicals (“Millennium”) that Millennium expects to restate its financial results to correct recently discovered errors in its accounting for deferred taxes relating to its Equistar investment, the calculation of its pension liability, and its accounting for a multi-year precious metals transaction. With respect to the pension expense and liability corrections, the Company uncovered this problem as part of its annual actuarial valuation process. It was immediately brought to Millennium’s attention and revised numbers were provided. This is a one-time adjustment related to Millennium’s 2002 actuarial valuation and has no impact on the plan’s 2002 or 2003 funding or contributions or on participant benefits.

Millennium has indicated it will reduce its 2002 pension income by approximately $2 million. Millennium has also indicated it will increase its recorded pension minimum liability by approximately $53 million to reflect the liability corrections as well as a true-up of the liabilities to incorporate updated participant census data as of January 2003.

The Company has not received notice of any claim related to this matter and management does not expect the outcome of any claim would have a material adverse effect on the business, financial condition, or results of operations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEWITT ASSOCIATES, INC.

/S/ C. LAWRENCE CONNOLLY, III
C. Lawrence Connolly, III Secretary

Date: August 6, 2003

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